Exhibit 99.1

Exhinbit Financial Report Octob

Financial Report

October – December 2022

Stockholm, Sweden, January 27, 2023
(NYSE: ALV and SSE: ALIV.sdb)

Q4 2022: Solid performance

Financial highlights Q4 2022

$2,335 million net sales

10% net sales increase

18% organic sales increase*

9.8% operating margin

10% adjusted operating margin*

$1.80 EPS, a 38% increase

$1.83 adjusted EPS*, a 40% increase

Full year 2023 indications Around 15% organic sales growth Around 1% negative FX effect on net sales Around 8.5-9.0% adjusted operating margin Around $900 million operating cash flow

All change figures in this release compare to the same period of the previous year except when stated otherwise.

Key business developments in the fourth quarter of 2022

•
Sales increased organically* by 18%, which was 15pp better than global LVP growth of 2.3% (S&P Global Jan 2023). We outperformed by around 5-23pp in all regions, mainly due to price increases and new product launches.
•
Profitability improved significantly, driven by successful execution of price increases, cost reductions and volume growth. Operating income improved by 32% and operating margin improved to 9.8% from 8.2% with adjusted operating margin* improving to 10.0%, despite continued adverse market conditions, including raw material cost increases, broad inflationary pressure and volatile LVP. Return on capital employed increased by 5.4pp to 24.3%.
•
Operating cash flow improved from $317 million to $462 million, driven by higher net income and positive working capital effects. Free cash flow* increased to $297 million. Leverage ratio* decreased to 1.4x from 1.6x in the third quarter. Dividend paid was increased by 2.7% to $0.66 per share and 0.65 million shares were repurchased in the quarter.

*For non-U.S. GAAP measures see enclosed reconciliation tables.

Key Figures

(Dollars in millions, except per share data)	Q4 2022	Q4 2021	Change	FY 2022	FY 2021	Change
Net sales	$2,335	$2,119	10%	$8,842	$8,230	7.4%
Operating income	230	174	32%	659	675	(2.3)%
Adjusted operating income1)	233	177	31%	598	683	(12)%
Operating margin	9.8%	8.2%	1.6pp	7.5%	8.2%	(0.7)pp
Adjusted operating margin1)	10.0%	8.3%	1.6pp	6.8%	8.3%	(1.5)pp
Earnings per share2, 3)	1.80	1.31	38%	4.85	4.96	(2.2)%
Adjusted earnings per share1, 2, 3)	1.83	1.30	40%	4.40	5.02	(12)%
Operating cash flow	$462	$317	46%	$713	$754	(5.4)%
Return on capital employed4)	24.3%	18.9%	5.4pp	17.5%	18.3%	(0.7)pp
Adjusted return on capital employed1, 4)	24.9%	19.1%	5.7pp	16.0%	18.5%	(2.5)pp

1) Excluding costs and gains from capacity alignments. Non-U.S. GAAP measure, see reconciliation table. 2) Assuming dilution when applicable and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 4) Annualized operating income and income from equity method investments, relative to average capital employed.

Comments from Mikael Bratt, President & CEO

The fourth quarter and the full year 2022 were important steps towards our medium-term targets. In 2022, we faced the worst cost inflation seen in three decades, which initially significantly impacted our profitability. Through aggressive price adjustments, we managed to gradually offset this raw material cost inflation and profitability was restored towards the end of the year.

We expect an increase in overall product launches in 2023. This development contributes to building an even stronger platform for our long-term success. We remain confident in our ability to reach our medium term adjusted operating margin target of around 12%, under the framework previously communicated.

The strong 2023 sales growth we foresee, together with the actions we undertook in 2022, creates a solid base for a significant improvement in our adjusted operating margin. This is despite the challenges from inflation impacting our non-raw material costs such as labor, logistics and energy. We continue to execute on productivity and cost reduction activities to offset this, and we have also initiated discussions with our customers on non-raw material cost inflation. We believe price adjustments will offset the non-raw material cost inflation, with small positive effects in the first quarter and gradually larger positive effects as the year progresses.

Our FY 2023 indication is an organic sales growth of around 15% and an adjusted operating margin of around 8.5-9%, with Q1 2023 adjusted operating margin around 5%. Our positive cash flow trend should allow for increasing shareholder returns.

In Q4 2022, profitability recovered significantly, with double-digit adjusted operating margin* and an operating cash flow of $462 million. This was made possible through extensive customer discussions initiated early in 2022 that resulted in price increases to compensate for high raw material cost inflation. A high level of product launches and relentless cost control also supported our strong performance. Our organic sales growth outperformed LVP significantly in all regions, mainly due to price increases and product launches. Our balance sheet remained strong, and our leverage ratio* improved despite increased capex, dividends and share repurchases.

We continued to strengthen our position as the market leader in 2022 through our strong sales growth and the solid profitability and cash flow performance in the second half of the year. Order win rates for new EV platforms were high, both with new EV makers and traditional OEMs.

Full year 2023 indications

Our outlook indications for 2023 are mainly based on our customer call-offs, a full year 2023 global LVP growth of around 3%, that we achieve our targeted cost compensation effects and that customer call-off volatility is reduced.

	Full Year Indication		Full Year Indication
Organic sales growth	Around 15%	Tax rate2)	Around 32%
FX impact on net sales	Around 1% negative	Operating cash flow3)	Around $900 million
Adjusted operating margin1)	Around 8.5-9%	Capex, net, of sales	Around 6%

1) Excluding costs for capacity alignments, antitrust related matters and other discrete items. 2) Excluding unusual tax items. 3) Excluding unusual items.

The forward-looking non-U.S. GAAP financial measures above are provided on a non-U.S. GAAP basis. Autoliv has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as costs related to capacity alignments and antitrust matters, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Framework for our medium-term adjusted operating margin target

Our medium term adjusted operating margin target of around 12% is based on the previously communicated framework. This relies on the continued implementation of our strategic initiatives (e.g. automation, digitalization and footprint optimization) together with the following conditions: (i) a business environment with a stable global LVP of at least 85 million and (ii) that headwinds from inflation do not have a greater net negative impact on our operating margin than they had in 2021 (offset through price compensations or declining raw material prices). We remain confident that if these conditions are met for the full year 2024, which we see as possible if the geopolitical and macro-economic situation improves, then we should reach the 12% adjusted operating margin target in 2024.

Conference call and webcast

An earnings conference call will be held at 2:00 p.m. CET today, January 27, 2023. Information regarding how to participate is available on www.autoliv.com. The presentation slides for the conference call will be available on our website shortly after the publication of this financial report.

Business market condition update

Supply Chain

LVP was limited in Q4 2022 as a result of the global semiconductor shortage and other industry supply chain disruptions. Q4 2022 saw global LVP growth year-over-year by around 2.3% (according to S&P Global January 2023). Supply chain disruptions led to low customer demand visibility and material changes to customer call-offs with short notice which negatively impacted our production efficiency and profitability in the quarter. Rising raw material costs amounted to almost 4pp in operating margin headwind in Q4, which was offset by commercial customer recoveries, including retroactive compensations.

We expect the current industry-wide supply chain disruptions to be a limiting factor for the global LVP in the first half year of 2023, while we expect that demand and supply will be in better balance in the second half of 2023.

COVID-19

Direct COVID-19 related costs, such as personal protective equipment, quarantine costs and similar items, were less than $2 million in Q4 2022. Governmental support in connection with furloughing, short-term work weeks, and other similar activities were less than $1 million in the quarter.

Inflation

We expect the raw material price changes in 2023 will to a large extent be reflected in price changes in our products, albeit with delays of several months. We also expect significant cost pressure from broad based inflation relating to labor, logistics, utilities and other items. We continue to execute on productivity and cost reduction activities to offset this inflation, and we have also initiated challenging discussions with our customers on non-raw material cost inflation. We believe price adjustments will gradually offset the non-raw material cost inflation as the market digests these new realities, with limited positive effects in the first quarter and gradual improvement as the year progresses.

The war in Ukraine

The direct impact of the war in Ukraine on our business has been relatively limited. In 2021, sales in Russia were less than 1.0% of our total sales, declining to less than 0.1% in 2022. Autoliv has one facility with fewer than 20 employees in Russia, down from close to 200 employees before the start of the war. Our operations in Russia are currently suspended. Autoliv net assets in Russia consists of USD cash items, which amount to around $8 million. Autoliv has no operations in Ukraine.

This report includes content supplied by S&P Global; Copyright © Light Vehicle Production Forecast, January, 2023. All rights reserved.

Key Performance Trends

Net Sales Development by region	Operating and adjusted operating income and margins

USD Bn
10
9
8
7
6
5
4
3
2
1
0
China
Americas
Europe
Asia
Autoliv
FY'18
FY'19
FY'20
FY'21
FY'22

1,200
1,000
800
600
400
200
0
USD M
12%
10%
8%
6%
4%
2%
0%
Of sales
FY'18
FY'19
FY'20
FY'21
FY'22
Operating income
Adj. operating income*
Operating margin
Adj. operating margin*

Capex and D&A	Operating and adjusted operating Cash Flow

500
450
400
350
300
250
200
150
USD M
7%
6%
5%
4%
3%
2%
1%
0%
Of sales
FY'18
FY'19
FY'20
FY'21
FY'22
Capex, net
Capex, net % of sales
D&A % of sales

900
800
700
600
500
400
300
200
100
0
USD M
FY'18
FY'19 1)
FY'20
FY'21
FY'22
Operating Cash Flow
Operating Cash Flow excl. EC antitrust payment*1)

Return on Capital Employed	Cash Conversion*

25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
FY'18
FY'19
FY'20
FY'21
FY'22
Return on Capital Employed

320%
280%
240%
200%
160%
120%
80%
40%
0%
FY'18
FY'19
FY'20
FY'21
FY'22
Cash Conversion*

Key definitions -----------------------------------------------------------------------------------------------------------------

Capex,net: Capital Expenditure, net.

D&A: Depreciation and Amortization.

Adj. operating income and margin*: Operating income adjusted for capacity alignments, antitrust related matters and separation of our business segments in 2018. Capacity alignments include non-recurring costs related to our structural efficiency and business cycle management programs.

Operating cash flow excluding EC antitrust payment*: Management estimate for Continuing Operations derived from cash flow including Discontinued Operations in 2018. Adjusted for EC antitrust payment of $203 million in 2019.

Cash conversion*: Free cash flow* in relation to net income adjusted for EC antitrust accrual in 2018 and payment in 2019. Free cash flow defined as operating cash flow less capital expenditure, net.

Consolidated sales development

Fourth quarter 2022

Consolidated sales		Fourth quarter		Reported change (U.S. GAAP)	Currency effects1)	Organic change*
(Dollars in millions)		2022	2021
Airbags, Steering Wheels and Other2)		$1,581	$1,408	12%	(7.4)%	20%
Seatbelt Products2)		754	711	6.1%	(7.5)%	14%
Total		$2,335	$2,119	10%	(7.4)%	18%

Asia		$977	$958	1.9%	(12)%	14%
Whereof:	China	536	538	(0.4)%	(9.9)%	9.4%
	Japan	191	187	1.8%	(19)%	21%
	RoA	250	233	7.4%	(10)%	18%
Americas		742	632	17%	1.8%	16%
Europe		616	529	17%	(11)%	27%
Total		$2,335	$2,119	10%	(7.4)%	18%
1) Effects from currency translations. 2) Including Corporate and other sales.

Sales by product – Airbags, Steering Wheels and Other

All major product categories increased organically* in the quarter. The largest contributors to the increase were inflatable curtains and steering wheels, followed by side airbags and passenger airbags.

Sales by product - Seatbelts The main contributors to Seatbelt products organic growth* were Europe and Americas, followed by Asia excluding China.

Sales by region Our global organic sales* increased by 18% compared to the global LVP increase of 2.3% (according to S&P Global, Jan 2023). The 15pp outperformance was mainly driven by price	increases and new product launches. Autoliv outperformed LVP by around 23pp in Europe, by around 14pp in China and Japan, by around 9pp in Americas and by around 5pp in rest of Asia.

Q4 2022 organic growth*	Americas	Europe	China	Japan	Rest of Asia	Global
Autoliv	16%	27%	9.4%	21%	18%	18%
Main growth drivers	GM, Hyundai, Honda	VW, Stellantis, Renault	BYD, GM, Geely	Nissan, Subaru, Toyota	Hyundai, Ford, Suzuki	GM, Hyundai, Honda
Main decline drivers	Stellantis, Nissan	Mercedes, Mitsubishi	VW, Nissan, Great Wall	n/a	Mitsubishi, Toyota, Nissan	Great Wall, Nissan

Light vehicle production development

Change vs same period last year according to S&P Global

Q4 2022	Americas	Europe	China	Japan	Rest of Asia	Global
LVP (Jan 2023)	6.4%	4.1%	(4.8)%	7.1%	12%	2.3%
LVP (Oct 2022)	9.0%	3.6%	(2.3)%	11%	(0.1)%	2.8%

Consolidated sales development

Full year 2022

Consolidated sales		Full year		Reported change (U.S. GAAP)	Currency effects1)	Organic change*
(Dollars in millions)		2022	2021
Airbags, Steering Wheels and Other2)		$5,807	$5,380	7.9%	(5.9)%	14%
Seatbelt Products2)		3,035	2,850	6.5%	(6.4)%	13%
Total		$8,842	$8,230	7.4%	(6.1)%	14%

Asia		$3,521	$3,407	3.3%	(7.9)%	11%
Whereof:	China	1,883	1,766	6.6%	(4.4)%	11%
	Japan	686	733	(6.4)%	(16)%	9.2%
	RoA	952	908	4.8%	(8.6)%	13%
Americas		2,967	2,535	17%	0.5%	17%
Europe		2,355	2,289	2.9%	(11)%	13%
Total		$8,842	$8,230	7.4%	(6.1)%	14%
1) Effects from currency translations. 2) Including Corporate and other sales.

Sales by product – Airbags, Steering Wheels and Other The largest contributors to the organic growth* were inflatable curtains and steering wheels, followed by passenger airbags and side airbags.	Sales by product - Seatbelts The main contributors to the organic growth* were Europe and Americas, followed by Asia excluding China and China.

Sales by region

Our global organic sales* increased by around 14% compared to the LVP increase of around 6.9% (according to S&P Global, Jan 2023). The 6.6pp outperformance was driven by price increases and new product launches, partly offset by negative geographical mix effects.

Autoliv outperformed LVP by around 15pp in Europe, by around 9pp in Japan, by around 7pp in Americas and by around 3pp in China, while we underperformed LVP by around 3pp in rest of Asia.

Full year 2022 organic growth*	Americas	Europe	China	Japan	Rest of Asia	Global
Autoliv	17%	13%	11%	9.2%	13%	14%
Main growth drivers	GM, Ford, Stellantis	VW, Stellantis, Toyota	Toyota, Geely, BYD	Subaru, Mitsubishi, Nissan	Tata, Suzuki, Hyundai	Stellantis, Toyota, Ford
Main decline drivers	Nissan	Nissan, Mitsubishi, Volvo	Great Wall, Hyundai, Mazda	n/a	Nissan, Mitsubishi	Great Wall, Nissan

Light vehicle production development

Change vs same period last year according to S&P Global

Full year 2022	Americas	Europe	China	Japan	Rest of Asia	Global
LVP (Jan 2023)	9.4%	(1.3)%	8.3%	(0.2)%	17%	6.9%
LVP (Jan 2022)	16%	18%	1.4%	7.4%	4.2%	8.9%

Key launches in the fourth quarter 2022

Lixiang X02	Zeekr 009	ORA Shandianmao

GWM Shanhai Pao	Citroen C4X	Honda Pilot

Honda Accord	Peugeot 408	Dodge Hornet

Driver/Passenger Airbags	Seatbelts	Side Airbags
Head/Inflatable Curtain Airbags	Steering Wheel	Knee Airbag
Front Center Airbag	Bag-in-Belt	Pyrotechnical Safety Switch
Pedestrian Airbag	Hood Lifter	Available as EV/PHEV

Financial development

Selected income statement items

Condensed income statement	Fourth quarter			Full year
(Dollars in millions, except per share data)	2022	2021	Change	2022	2021	Change
Net sales	$2,335	$2,119	10%	$8,842	$8,230	7.4%
Cost of sales	(1,937)	(1,751)	11%	(7,446)	(6,719)	11%
Gross profit	$399	$368	8.3%	$1,396	$1,511	(7.6)%
S,G&A	(105)	(113)	(7.1)%	(437)	(432)	1.2%
R,D&E, net	(65)	(80)	(18)%	(390)	(391)	(0.1)%
Amortization of intangibles	(0)	(3)	(81)%	(3)	(10)	(73)%
Other income (expense), net	2	1	32%	93	(3)	(n/a)
Operating income	$230	$174	32%	$659	$675	(2.3)%
Adjusted operating income1)	$233	$177	31%	$598	$683	(12)%
Financial and non-operating items, net	(16)	(17)	(3.9)%	(56)	(61)	(7.9)%
Income before taxes	$214	$158	36%	$603	$614	(1.8)%
Income taxes	(57)	(42)	35%	(178)	(177)	0.5%
Net income	$156	$115	36%	$425	$437	(2.7)%
Earnings per share2, 3)	1.80	1.31	38%	4.85	4.96	(2.2)%
Adjusted earnings per share1, 2, 3)	$1.83	$1.30	40%	$4.40	$5.02	(12)%

Gross margin	17.1%	17.4%	(0.3)pp	15.8%	18.4%	(2.6)pp
S,G&A, in relation to sales	(4.5)%	(5.3)%	0.8pp	(4.9)%	(5.3)%	0.3pp
R,D&E, net in relation to sales	(2.8)%	(3.8)%	1.0pp	(4.4)%	(4.7)%	0.3pp
Operating margin	9.8%	8.2%	1.6pp	7.5%	8.2%	(0.7)pp
Adjusted operating margin1)	10.0%	8.3%	1.6pp	6.8%	8.3%	(1.5)pp
Tax Rate	26.8%	26.9%	(0.2)pp	29.5%	28.9%	0.7pp

Other data
No. of shares at period-end in millions4)	86.2	87.5	(1.5)%	86.2	87.5	(1.5)%
Weighted average no. of shares in millions4)	86.5	87.4	(1.1)%	87.1	87.5	(0.5)%
Weighted average no. of shares in millions, diluted5)	86.7	87.7	(1.2)%	87.2	87.7	(0.5)%

1) Non-U.S. GAAP measure, excluding costs and gains from capacity alignments. See reconciliation table. 2) Assuming dilution when applicable and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 4) Excluding dilution and net of treasury shares. 5) Net of treasury shares.

Fourth quarter 2022 development

Gross profit increased by $31 million and the gross margin decreased by 0.3pp compared to the same quarter 2021. The gross profit increase was primarily driven by price increases and volume growth, partly offset by higher costs for raw materials, call off volatility and higher costs for premium freight.

S,G&A costs decreased by $8 million compared to the prior year period, mainly due to positive currency translation effects. S,G&A costs in relation to sales decreased from 5.3% to 4.5%.

R,D&E, net costs decreased by $14 million compared to the prior year period, mainly due to higher engineering income and positive currency translation effects. R,D&E, net, in relation to sales decreased from 3.8% to 2.8%.

Other income (expense), net was close to unchanged compared to the prior year period.

Operating income increased by $55 million compared to the same period in 2021, mainly as a consequence of the higher gross profit and lower costs for S,G&A and R,D&E, net.

Adjusted operating income* increased by $56 million compared to the prior year period, mainly due to higher gross profit and lower costs for S,G&A and R,D&E, net.

Financial and non-operating items, net, was close to unchanged compared to the prior year period.

Income before taxes increased by $56 million compared to the prior year period, mainly due to the higher operating income.

Tax rate was 26.8%, almost unchanged compared to 26.9% in the same period last year. Discrete tax items, net, decreased the tax rate this quarter by 9.1pp. Discrete tax items increased the tax rate by 0.6pp in the same period last year. The increase in underlying tax rate in the fourth quarter 2022 was due to unfavorable country mix.

Earnings per share, diluted increased by $0.49 compared to the prior year period, where the main driver was $0.43 from higher operating income and $0.04 from lower tax cost.

Full year 2022 development

Gross profit decreased by $115 million, and the gross margin decreased by 2.6pp compared to the prior year. The gross profit decrease was primarily driven by adverse effects from higher costs for raw material and premium freight and adverse currency translation effects, partly offset by price increases.

S,G&A costs increased by $5 million compared to the prior year, mainly relating to investments in personnel and IT and improvement projects, partly offset by positive currency translation effects.

R,D&E, net costs were close to unchanged compared to the prior year. R,D&E, net, in relation to sales declined from 4.7% to 4.4%.

Other income (expense), net improved by $96 million compared to the prior year, mainly due to around $80 million gain from the sale of a property in Japan and around $20 million from a patent litigation settlement partly offset by around $10 million in capacity alignment provision for the closure of a plant in South Korea.

Operating income decreased by $16 million compared to the prior year, mainly as a consequence of the lower gross profit, partly offset by the improved Other income (expense).

Adjusted operating income* decreased by $85 million compared to the prior year, mainly due to lower gross profit, partly offset by improved Other income (expense).

Financial and non-operating items, net, improved by $5 million compared to the prior year, mainly due to lower interest net and improved other non-operating items, net.

Income before taxes decreased by $11 million compared to the prior year, mainly due to the lower operating income partly offset by improved financial and non-operating items, net.

Tax rate was 29.5% compared to 28.9% in the same period last year, mainly due to unfavorable country mix. In addition, discrete tax items, net, decreased the tax rate this year by 2.5pp. Discrete tax items, net increased the tax rate last year by 0.6pp.

Earnings per share, diluted decreased by $0.11 compared to a year earlier, where the main driver was $0.19 from lower operating income, partly mitigated by $0.04 from financial items.

Selected Balance Sheet and Cash Flow items

Selected Balance Sheet items	Fourth quarter
(Dollars in millions)	2022	2021	Change
Trade working capital 1)	$1,183	$1,332	(11)%
Trade working capital in relation to sales 2)	12.7%	15.7%	(3.1)pp
- Receivables outstanding in relation to sales 3)	20.4%	20.0%	0.4pp
- Inventory outstanding in relation to sales 4)	10.4%	9.2%	1.2pp
- Payables outstanding in relation to sales 5)	18.1%	13.5%	4.6pp
Cash & cash equivalents	594	969	(39)%
Gross Debt 6)	1,766	2,008	(12)%
Net Debt 7)	1,184	1,052	13%
Capital employed 8)	3,810	3,700	3.0%
Return on capital employed 9)	24.3%	18.9%	5.4pp
Total equity	$2,626	$2,648	(0.8)%
Return on total equity 10)	24.5%	17.6%	6.8pp
Leverage ratio 11)	1.4	1.2	20%

1) Outstanding receivables and outstanding inventory less outstanding payables. 2) Outstanding receivables and outstanding inventory less outstanding payables relative to annualized quarterly sales. 3) Outstanding receivables relative to annualized quarterly sales. 4) Outstanding inventory relative to annualized quarterly sales. 5) Outstanding payables relative to annualized quarterly sales. 6) Short- and long-term interest-bearing debt. 7) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. Non-U.S. GAAP measure. See reconciliation table. 8) Total equity and net debt. 9) Annualized operating income and income from equity method investments, relative to average capital employed. 10) Annualized net income relative to average total equity. 11) Net debt adjusted for pension liabilities in relation to EBITDA. Non-U.S. GAAP measure. See reconciliation table.

Selected Cash Flow items	Fourth quarter			Full year
(Dollars in millions)	2022	2021	Change	2022	2021	Change
Net income	$156	$115	36%	$425	$437	(2.7)%
Changes in operating working capital	226	116	95%	58	(63)	n/a
Depreciation and amortization	90	97	(7.4)%	363	394	(7.9)%
Gain on divestiture of property	-	-	n/a	(80)	-	n/a
Other, net	(10)	(12)	(15)%	(54)	(15)	n/a
Operating cash flow	$462	$317	46%	$713	$754	(5.4)%
Capital expenditure, net	(165)	(153)	8%	(485)	(454)	6.8%
Free cash flow1)	$297	$164	82%	$228	$300	(24)%
Cash conversion2)	190%	142%	48pp	54%	69%	(15)pp
Shareholder returns
- Dividends paid	(57)	(56)	1.6%	(224)	(165)	36%
- Share repurchases	(55)	-	n/a	(115)	-	n/a
Cash dividend paid per share	$(0.66)	$(0.64)	2.7%	$(2.58)	$(1.88)	37%
Capital expenditures, net in relation to sales	7.1%	7.2%	(0.1)pp	5.5%	5.5%	(0.0)pp

1) Operating cash flow less Capital expenditure, net. Non-U.S. GAAP measure. See enclosed reconciliation table. 2) Free cash flow relative to Net income. Non-U.S. GAAP measure. See reconciliation table.

Fourth quarter 2022 development

Operating cash flow increased by $146 million to $462 million compared to the same period last year, mainly due to more positive working capital effects and higher net income.

Capital expenditure, net increased by $12 million compared to the same period last year, mainly due to investments related to footprint and capacity expansions. Capital expenditure, net in relation to sales was close to unchanged at 7.1%.

Free cash flow* was $297 million compared to $164 million the prior year period. The increase was due to the higher operating cash flow, partly offset by the higher capital expenditure, net.

Cash conversion* defined as free cash flow* in relation to net income, was 190% compared to 142% in the same period last year.

Leverage ratio*. As of December 31, 2022, the Company had a leverage ratio of 1.4x compared to 1.2x as of December 31, 2021, as the net debt* increased and the 12 months trailing adjusted EBITDA* decreased.

Full year 2022 development

Trade working capital* was reduced by $150 million compared to the same period last year, where the main driver was related to $549 million in higher accounts payables, partly offset by $208 million in higher receivables and $192 million in higher inventories.

Operating cash flow decreased by $41 million to $713 million compared to last year, mainly due to lower net income excluding the gain on property divestiture, lower depreciation and amortization and adverse effects from changes in deferred income taxes partly offset by positive working capital effects.

Capital expenditure, net increased by $31 million compared to last year, mainly due to increased investments related to footprint and capacity expansions, partly offset by $95 million in proceeds from the sale of property, plant and equipment. Capital expenditure, net in relation to sales was unchanged at 5.5%.

Free cash flow* was $228 million compared to $300 million a year earlier. The decline was due to the lower operating cash flow and higher capital expenditure, net.

Cash conversion* defined as free cash flow* in relation to net income, declined from 69% last year to 54% due to the lower free cash flow.

Net debt* was $1,184 million as of December 31, 2022, which was $132 million higher than a year ago.

Liquidity position. As of December 31, 2022, our cash balance was around $0.6 billion, and including committed, unused loan facilities, our liquidity position was around $1.7 billion.

Total equity decreased by $22 million compared to December 31, 2021, mainly due to dividends paid of $224 million, $136 million in adverse currency translation effects and $115 million from share repurchases, partly offset by $425 million from net income.

Headcount

	Dec 31	Sep 30	Dec 31
	2022	2022	2021
Headcount	69,100	67,800	60,600
Whereof: Direct headcount in manufacturing	50,600	49,600	43,000
Indirect headcount	18,400	18,300	17,600
Temporary personnel	11%	11%	7.8%

By December 31, 2022, total headcount increased by 8,500 compared to a year earlier. The indirect workforce increased by 4.5% while the direct workforce increased by 18%, reflecting the strong organic sales growth in the fourth quarter of 2022 compared to the same period last year.

Compared to September 30, 2022, total headcount increased by around 1,300, whereof direct workforce increased by around 2% and the indirect workforce increased by around 0.5%.

Other Items

•
On October 24, 2022, Autoliv China announced a strategic cooperation agreement with Geely Auto Group to develop advanced safety technology for future vehicles. The collaboration includes a system approach to automotive safety and will cover 16 technologies. The objective is to develop products that will meet the future demand for safer vehicles and to save more lives.
•
On November 4, 2022, Autoliv announced its holistic approach to motorcycle safety. The concept includes the world’s first motorcycle helmet with an integrated airbag for enhanced head protection in collaboration with AIROH, as well as airbags for protective clothing and a motorcycle airbag. The innovations were presented at the EICMA trade fair in Milan, Italy, in November, 2022.
•
On December 2, 2022, Autoliv announced that it has joined the Advisory Board of the United Nations Road Safety Fund.
•
On December 16, 2022, Autoliv announced the appointment of Jonas Jademyr as the new Executive Vice President, Quality & Program Management effective January 15, 2023. Mr. Jademyr is a member of the Autoliv Executive Management Team and succeeded Svante Mogefors who will retire.

•
The Company set May 11, 2023 as the date for its 2023 annual meeting of stockholders. The meeting will be a hybrid meeting, conducted virtually and in-person in the Detroit metropolitan area. Only the stockholders of record at the close of business on March 15, 2023 will be entitled to be present and vote at the meeting.
•
In Q4 2022, Autoliv repurchased and retired 0.65 million shares of common stock at an average price of $84.67 per share under the Autoliv 2022-2024 stock purchase program.
•
In December 2022, the Company retired 10 million shares of common stock that has been held in treasury. These shares were acquired between 2008 and 2014 under the prior stock repurchase program. After the retirement, the Company continues to hold 4,980,037 shares of common stock in treasury.
•
The Company will host an Investor Day at the Autoliv Technology Center in Auburn Hills, Michigan USA on June 12, 2023 with focus on products, strategic roadmap and automation and operational efficiency.

Next Report

Autoliv intends to publish the quarterly earnings report for the first quarter of 2023 on Friday, April 21, 2023.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)8 5872 0671

Henrik Kaar

Director Investor Relations

Tel +46 (0)8 5872 0614

Inquiries: Media

Gabriella Ekelund

Senior Vice President Communications

Tel +46 (0)70 612 6424

Autoliv, Inc. is obliged to make this information public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out above, at 12.00 CET on January 27, 2023.

Footnotes

*Non-U.S. GAAP measure, see enclosed reconciliation tables.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10-K, quarterly reports on Form 10-Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

This report includes content supplied by S&P Global; Copyright © Light Vehicle Production Forecast, January 2022, October 2022 and January 2023. All rights reserved. S&P Global is a global supplier of independent industry information. The permission to use S&P Global copyrighted reports, data and information does not constitute an endorsement or approval by S&P Global of the manner, format, context, content, conclusion, opinion or viewpoint in which S&P Global reports, data and information or its derivations are used or referenced herein.

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, general economic conditions, including inflation; the impacts of the coronavirus (COVID-19) pandemic on the Company’s financial condition, business operations, operating costs, liquidity and competition and on the global economy; changes in and stability of light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier; global supply chain disruptions, including port, transportation and distribution delays or interruptions; supply chain disruptions and component shortages specific to the automotive industry or the Company; disruptions and impacts relating to the ongoing war between Russia and Ukraine; changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring, cost reduction, efficiency and strategic initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy, and other costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, or restructuring or divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing and other negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation, civil judgements or financial penalties and customer reactions thereto; higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims and the availability of insurance with respect to such matters; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; our ability to meet our sustainability targets, goals and commitments; political conditions; dependence on and relationships with customers and suppliers; the conditions necessary to hit our medium term financial targets; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Consolidated Statements of Net Income

(Dollars in millions, except per share data, unaudited)	Fourth quarter		Full year
	2022	2021	2022	2021
Airbags, Steering Wheels and Other1)	$1,581	$1,408	$5,807	$5,380
Seatbelt products	754	711	3,035	2,850
Total net sales	$2,335	$2,119	$8,842	$8,230

Cost of sales	(1,937)	(1,751)	(7,446)	(6,719)
Gross profit	$399	$368	$1,396	$1,511

Selling, general & administrative expenses	(105)	(113)	(437)	(432)
Research, development & engineering expenses, net	(65)	(80)	(390)	(391)
Amortization of intangibles	(0)	(3)	(3)	(10)
Other income (expense), net	2	1	93	(3)
Operating income	$230	$174	$659	$675

Income from equity method investments	1	1	3	3
Interest income	2	1	6	4
Interest expense	(19)	(14)	(60)	(60)
Other non-operating items, net	0	(4)	(5)	(7)
Income before income taxes	$214	$158	$603	$614

Income taxes	(57)	(42)	(178)	(177)
Net income	$156	$115	$425	$437

Less: Net income attributable to non-controlling interest	0	0	2	2
Net income attributable to controlling interest	$156	$115	$423	$435

Earnings per share2, 3)	$1.80	$1.31	$4.85	$4.96

1) Including Corporate and other sales. 2) Assuming dilution when applicable and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from EPS calculation.

Consolidated Balance Sheets

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(Dollars in millions, unaudited)	2022	2022	2022	2022	2021
Assets
Cash & cash equivalents	$594	$483	$327	$938	$969
Receivables, net	1,907	1,893	1,779	1,824	1,699
Inventories, net	969	924	903	913	777
Prepaid expenses	160	218	195	170	164
Other current assets	84	69	81	79	65
Total current assets	$3,714	$3,587	$3,285	$3,923	$3,675

Property, plant & equipment, net	1,960	1,795	1,806	1,853	1,855
Operating leases right-of-use assets	160	116	120	126	132
Goodwill	1,375	1,364	1,373	1,384	1,387
Intangible assets, net	7	5	6	7	8
Investments and other non-current assets	502	467	439	476	481
Total assets	$7,717	$7,334	$7,030	$7,769	$7,537

Liabilities and equity
Short-term debt	$711	$692	$559	$347	$346
Accounts payable	1,693	1,503	1,303	1,385	1,144
Accrued expenses	915	965	944	1,050	996
Operating lease liabilities - current	39	35	37	38	38
Other current liabilities	283	263	218	253	297
Total current liabilities	$3,642	$3,458	$3,061	$3,073	$2,821

Long-term debt	1,054	1,037	1,060	1,647	1,662
Pension liability	154	149	155	172	197
Operating lease liabilities - non-current	119	81	83	87	94
Other non-current liabilities	121	118	113	116	115
Total non-current liabilities	$1,450	$1,385	$1,410	$2,022	$2,067

Total parent shareholders’ equity	2,613	2,478	2,544	2,659	2,633
Non-controlling interest	13	13	15	15	15
Total equity	$2,626	$2,491	$2,558	$2,674	$2,648

Total liabilities and equity	$7,717	$7,334	$7,030	$7,769	$7,537

Consolidated Statements of Cash Flow

	Fourth quarter		Full year
(Dollars in millions, unaudited)	2022	2021	2022	2021
Net income	$156	$115	$425	$437
Depreciation and amortization	90	97	363	394
Gain on divestiture of property	-	-	(80)	-
Other, net	(10)	(12)	(54)	(15)
Changes in operating working capital, net	226	116	58	(63)
Net cash provided by operating activities	$462	$317	$713	$754

Expenditures for property, plant and equipment	(168)	(154)	(585)	(458)
Proceeds from sale of property, plant and equipment	2	1	101	4
Net cash used in investing activities	$(165)	$(153)	$(485)	$(454)

Net cash before financing1)	$297	$164	$228	$300

Decrease (increase) in short term debt	(25)	(9)	167	(11)
Increase (decrease) in short-term part of long-term debt	0	0	(302)	(275)
Decrease long-term debt	(4)	(19)	(55)	(20)
Dividends paid	(57)	(56)	(224)	(165)
Share repurchases	(55)	-	(115)	-
Common stock options exercised	0	0	0	3
Dividend paid to non-controlling interests	(1)	(0)	(2)	(1)
Net cash used in financing activities	$(142)	$(84)	$(531)	$(469)

Effect of exchange rate changes on cash	(44)	(14)	(73)	(39)
Increase (decrease) in cash and cash equivalents	$111	$66	$(375)	$(209)
Cash and cash equivalents at period-start	483	904	969	1,178
Cash and cash equivalents at period-end	$594	$969	$594	$969

1) Non-U.S. GAAP measure comprised of "Net cash provided by operating activities" and "Net cash used in investing activities". See reconciliation table.

RECONCILIATION OF U.S. GAAP TO NON-U.S. GAAP MEASURES

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company historically generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have been volatile, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables on pages 6 and 7 present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Trade Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived trade working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations' management.

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(Dollars in millions)	2022	2022	2022	2022	2021
Receivables, net	$1,907	$1,893	$1,779	$1,824	$1,699
Inventories, net	969	924	903	913	777
Accounts payable	(1,693)	(1,503)	(1,303)	(1,385)	(1,144)
Trade Working capital	$1,183	$1,314	$1,379	$1,352	$1,332

Net Debt

Autoliv from time to time enters into “debt-related derivatives” (DRDs) as a part of its debt management and as part of efficiently managing the Company’s overall cost of funds. Creditors and credit rating agencies use net debt adjusted for DRDs in their analyses of the Company’s debt, therefore we provide this non-U.S. GAAP measure. DRDs are fair value adjustments to the carrying value of the underlying debt. Also included in the DRDs is the unamortized fair value adjustment related to a discontinued fair value hedge that will be amortized over the remaining life of the debt. By adjusting for DRDs, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
(Dollars in millions)	2022	2022	2022	2022	2021
Short-term debt	$711	$692	$559	$347	$346
Long-term debt	1,054	1,037	1,060	1,647	1,662
Total debt	$1,766	$1,729	$1,619	$1,994	$2,008
Cash & cash equivalents	(594)	(483)	(327)	(938)	(969)
Debt issuance cost/Debt-related derivatives, net	12	42	26	1	13
Net debt	$1,184	$1,288	$1,318	$1,057	$1,052

	Dec 31	Dec 31	Dec 31
(Dollars in millions)	2020	2019	2018
Short-term debt	$302	$368	$621
Long-term debt	2,110	1,726	1,609
Total debt	$2,411	$2,094	$2,230
Cash & cash equivalents	(1,178)	(445)	(616)
Debt issuance cost/Debt-related derivatives, net	(19)	0	5
Net debt	$1,214	$1,650	$1,619

Leverage ratio

The non-U.S. GAAP measure “net debt” is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. In 2021, EBITDA calculation was redefined to exclude other non-operating items and income from equity method investments. Historic EBITDA and leverage ratio have been recalculated resulting in minor adjustments. Autoliv’s policy is to maintain a leverage ratio commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to adjusted EBITDA*. The long-term target is to maintain a leverage ratio of around 1.0x within a range of 0.5x to 1.5x.

	Dec 31	Sep 30	Dec 31
(Dollars in millions)	2022	2022	2021
Net debt1)	$1,184	$1,288	$1,052
Pension liabilities	154	149	197
Debt per the Policy	$1,338	$1,437	$1,248

Net income2)	$425	$384	$437
Income taxes2)	178	163	177
Interest expense, net2, 3)	54	51	57
Other non-operating items, net2)	5	9	7
Income from equity method investments2)	(3)	(4)	(3)
Depreciation and amortization of intangibles2)	363	370	394
Capacity alignments and antitrust related matters2)	(61)	(61)	8
EBITDA per the Policy (Adjusted EBITDA)	$961	$912	$1,077

Leverage ratio	1.4	1.6	1.2

1) Short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense including cost for extinguishment of debt, if any, less interest income.

Free Cash Flow, Net Cash Before Financing and Cash Conversion

Management uses the non-U.S. GAAP measure “free cash flow” to analyze the amount of cash flow being generated by the Company’s operations after capital expenditure, net. This measure indicates the Company’s cash flow generation level that enables strategic value creation options such as dividends or acquisitions. For details on free cash flow, see the reconciliation table below. Management uses the non-U.S. GAAP measure “net cash before financing” to analyze and disclose the cash flow generation available for servicing external stakeholders such as shareholders and debt stakeholders. For details on net cash before financing, see the reconciliation table below. Management uses the non-U.S. GAAP measure “cash conversion” to analyze the proportion of net income that is converted into free cash flow. The measure is a tool to evaluate how efficient the Company utilizes its resources. For details on cash conversion, see the reconciliation table below.

	Fourth quarter		Full year
(Dollars in millions)	2022	2021	2022	2021
Net income	$156	$115	$425	$437
Changes in operating working capital	226	116	58	(63)
Depreciation and amortization	90	97	363	394
Gain on divestiture of property	-	-	(80)	-
Other, net	(10)	(12)	(54)	(15)
Operating cash flow	$462	$317	$713	$754
Capital expenditure, net	(165)	(153)	(485)	(454)
Free cash flow1)	$297	$164	$228	$300
Net cash before financing	$297	$164	$228	$300
Cash conversion2)	190%	142%	54%	69%

1) Operating cash flow less Capital expenditures, net. 2) Free cash flow relative to Net income.

	Full year	Full year	Full year
(Dollars in millions)	2020	2019	20181)
Net income	$188	$463	$184
Changes in operating assets and liabilities	277	47	(229)
Depreciation and amortization	371	351	397
Goodwill impairment charges	-	-	-
Other, net2)	13	(220)	239
Operating cash flow	$849	$641	$591
EC antitrust payment	-	(203)	-
Operating cash flow excl antitrust	$849	$844	$591
Capital expenditure, net	(340)	(476)	(555)
Free cash flow3)	$509	$165	$36
Free cash flow excl antitrust payment4)	$509	$368	$36
Acquisitions of businesses and other, net	-	-	(73)
Net cash before financing	$509	$165	$(37)
Cash conversion5)	270%	36%	19%
Cash conversion excl antitrust6)	270%	79%	19%

1) Including Discontinued Operations. 2) Including EC antitrust non-cash provision 2018 and EC antitrust payment 2019. 3) Operating cash flow less Capital expenditure, net. 4) For 2019, Operating cash flow excluding EC antitrust payment less Capital expenditure, net. 5) Free cash flow relative to Net income. 6) For 2019, Free cash flow excluding EC antitrust payment relative to Net income.

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain U.S. GAAP measures exclusive of these items.

The following table reconciles Income before income taxes, Net income attributable to controlling interest, capital employed, which are inputs utilized to calculate Return on Capital Employed (“ROCE”), adjusted ROCE and Return on Total Equity (“ROE”). The Company believes this presentation may be useful to investors and industry analysts who utilize these adjusted non-U.S. GAAP measures in their ROCE and ROE calculations to exclude certain items for comparison purposes across periods. Autoliv’s management uses the ROCE, adjusted ROCE and ROE measures for purposes of comparing its financial performance with the financial performance of other companies in the industry and providing useful information regarding the factors and trends affecting the Company’s business.

As used by the Company, ROCE is annualized operating income and income from equity method investments, relative to average capital employed. Adjusted ROCE is annualized operating income and income from equity method investments, relative to average capital employed as adjusted to exclude certain non-recurring items. The Company believes ROCE and adjusted ROCE are useful indicators of long-term performance both absolute and relative to the Company's peers as it allows for a comparison of the profitability of the Company’s capital employed in its business relative to that of its peers.

ROE is the ratio of annualized income (loss) relative to average total equity for the periods presented. The Company’s management believes that ROE is a useful indicator of how well management creates value for its shareholders through its operating activities and its capital management.

Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Fourth quarter 2022			Fourth quarter 2021
(Dollars in millions, except per share data)	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$230	$3	$233	$174	$3	$177
Operating margin	9.8%	0.1%	10.0%	8.2%	0.1%	8.3%
Income before taxes	214	3	217	158	3	160
Net income attributable to controlling interest	156	2	158	115	(1)	114
Return on capital employed2)	24.3%	0.6%	24.9%	18.9%	0.3%	19.1%
Return on total equity3)	24.5%	0.7%	25.2%	17.6%	(0.1)%	17.5%
Earnings per share4, 5)	$1.80	$0.02	$1.83	$1.31	$(0.01)	$1.30

1) Costs for capacity alignments. 2) Annualized operating income and income from equity method investments, relative to average capital employed. 3) Annualized income relative to average total equity. 4) Assuming dilution when applicable and net of treasury shares. 5) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation.

	Full year 2022			Full year 2021
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$659	$(61)	$598	$675	$8	$683
Operating margin	7.5%	(0.7)%	6.8%	8.2%	0.1%	8.3%
Income before taxes	603	(61)	542	614	8	622
Net income attributable to controlling interest	423	(39)	384	435	5	440
Capital employed	3,810	(39)	3,771	3,700	5	3,705
Return on capital employed2)	17.5%	(1.5)%	16.0%	18.3%	0.2%	18.5%
Return on total equity3)	16.3%	(1.3)%	15.0%	17.1%	0.2%	17.3%
Earnings per share4, 5)	$4.85	$(0.45)	$4.40	$4.96	$0.06	$5.02

1) Costs and gains from capacity alignments. 2) Annualized operating income and income from equity method investments, relative to average capital employed. 3) Annualized income relative to average total equity. 4) Assuming dilution when applicable and net of treasury shares. 5) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation.

	Full year 2020			Full year 2019
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$382	$99	$482	$726	$49	$774
Operating margin	5.1%	1.4%	6.5%	8.5%	0.6%	9.1%
1) Costs for capacity alignments and antitrust related matters.

	Full year 2018
	Reported U.S. GAAP	Adjust-ments1)	Non-U.S. GAAP
Operating income	$686	$222	$908
Operating margin	7.9%	2.6%	10.5%
1) Costs for capacity alignments and antitrust related matters.

Items included in non-U.S. GAAP adjustments	Fourth quarter 2022		Fourth quarter 2021
	Adjustment Million	Adjustment Per share	Adjustment Million	Adjustment Per share
Capacity alignments	$3	0.04	$3	$0.03
Total adjustments to operating income	$3	$0.04	$3	$0.03
Tax on non-U.S. GAAP adjustments1)	(1)	(0.0)	(3)	(0.04)
Total adjustments to net income	$2	0.02	$(1)	$(0.01)

Average number of shares outstanding - diluted2)		87.2		87.7

Annualized adjustment on return on capital employed	12		11
Adjustment on return on capital employed	0.6%		0.3%

Annualized adjustment on Return on total equity	$8		$(2)
Adjustment on return on total equity	0.7%		(0.1)%
1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) Annualized average number of outstanding shares

Items included in non-U.S. GAAP adjustments	Full year 2022		Full year 2021
	Adjustment Million	Adjustment Per share	Adjustment Million	Adjustment Per share
Capacity alignment	$(61)	(0.70)	$8	$0.10
Total adjustments to operating income	$(61)	$(0.70)	$8	$0.10
Tax on non-U.S. GAAP adjustments1)	22	0.25	(3)	(0.04)
Total adjustments to net income	$(39)	(0.45)	$5	$0.06

Average number of shares outstanding - diluted2)		87.2		87.7

Annualized adjustment on Return on capital employed	(61)		8
Adjustment on return on capital employed	(1.5)%		0.2%

Annualized adjustment on Return on total equity	$(39)		$5
Adjustment on return on total equity	(1.3)%		0.2%
1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) Annualized average number of outstanding shares

Multi-year Summary
Continuing Operations unless noted

(Dollars in millions, unaudited)	2022	2021	2020	2019	2018
Sales and Income
Net sales	$8,842	$8,230	$7,447	$8,548	$8,678
Airbag sales1)	5,807	5,380	4,824	5,676	5,699
Seatbelt sales	3,035	2,850	2,623	2,871	2,980
Operating income	659	675	382	726	686
Net income attributable to controlling interest	423	435	187	462	376
Earnings per share (US$) – basic2)	4.83	4.97	2.14	5.29	4.32
Earnings per share (US$) – assuming dilution2, 3)	4.85	4.96	2.14	5.29	4.31
Gross margin4)	15.8%	18.4%	16.7%	18.5%	19.7%
R,D&E net in relation to sales	(4.4)%	(4.7)%	(5.0)%	(4.7)%	(4.8)%
S,G&A in relation to sales	(4.9)%	(5.3)%	(5.2)%	(4.7)%	(4.5)%
Operating margin5)	7.5%	8.2%	5.1%	8.5%	7.9%
Adjusted operating margin6, 7)	6.8%	8.3%	6.5%	9.1%	10.5%
Balance Sheet
Trade working capital8)	1,183	1,332	1,366	1,417	1,396
Trade working capital in relation to sales9)	12.7%	15.7%	13.6%	16.2%	15.9%
Receivables outstanding in relation to sales10)	20.4%	20.0%	18.1%	18.6%	19.0%
Inventory outstanding in relation to sales11)	10.4%	9.2%	7.9%	8.5%	8.6%
Payables outstanding in relation to sales12)	18.1%	13.5%	12.5%	10.8%	11.7%
Total equity	2,626	2,648	2,423	2,122	1,897
Total parent shareholders’ equity per share (US$)	30.30	30.10	27.56	24.19	21.63
Current assets excluding cash	3,119	2,705	3,091	2,557	2,670
Property, plant and equipment, net	1,960	1,855	1,869	1,816	1,690
Intangible assets (primarily goodwill)	1,382	1,395	1,412	1,410	1,423
Capital employed	3,810	3,700	3,637	3,772	3,516
Net debt7)	1,184	1,052	1,214	1,650	1,619
Total assets	7,717	7,537	8,157	6,771	6,722
Long-term debt	1,054	1,662	2,110	1,726	1,609
Return on capital employed13, 14)	17.5%	18.3%	10.0%	20.0%	17.0%
Return on total equity14, 15)	16.3%	17.1%	9.0%	23.0%	13.0%
Total equity ratio	34%	35%	30%	31%	28%
Cash flow and other data
Operating Cash flow16)	713	754	849	641	591
Depreciation and amortization16)	363	394	371	351	397
Capital expenditures, net16)	485	454	340	476	555
Capital expenditures, net in relation to sales16)	5.5%	5.5%	4.6%	5.6%	5.7%
Free Cash flow7, 16, 17)	228	300	509	165	36
Cash conversion7, 16, 18)	54%	69%	270%	36%	20%
Direct shareholder return16, 19)	339	165	54	217	214
Cash dividends paid per share (US$)	2.58	1.88	0.62	2.48	2.46
Number of shares outstanding (millions)20)	86.2	87.5	87.4	87.2	87.1
Number of employees, December 31	61,700	55,900	61,000	58,900	57,700

1) Including steering wheels, inflators and initiators. 2) Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the EPS calculation. 3) Assuming dilution and net of treasury shares. 4) Gross profit relative to sales. 5) Operating income relative to sales. 6) Excluding costs for capacity alignment, antitrust related matters and separation of our business segments. 7) Non-US GAAP measure, for reconciliation see tables above. 8) Outstanding receivables and outstanding inventory less outstanding payables. 9) Outstanding receivables and outstanding inventory less outstanding payables relative to annualized fourth quarter sales. 10) Outstanding receivables relative to annualized fourth quarter sales. 11) Outstanding inventory relative to annualized fourth quarter sales. 12) Outstanding payables relative to annualized fourth quarter sales. 13) Operating income and income from equity method investments, relative to average capital employed. 14) The Company has decided not to recalculate prior periods since the distribution of Veoneer had a significant impact on total equity and capital employed making the comparison less meaningful. 15) Income relative to average total equity. 16) Including Discontinued Operations in 2018. 17) Operating cash flow less Capital expenditures, net. 18) Free cash flow relative to Net income. 19) Dividends paid and Shares repurchased. 20) At year end, excluding dilution and net of treasury shares.